Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108821

     PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 25, 2004

$125,000,000

2.25% Senior Subordinated Convertible Notes Due 2008 and
Common Stock Issuable Upon Conversion Thereof

     The purpose of this supplement is to amend and supplement the prospectus dated December 12, 2003 as supplemented by Prospectus Supplement No. 1 dated May 21, 2004. The prospectus relates to the offer for resale of up to $125,000,000 aggregate principal amount of Tekelec’s 2.25% Senior Subordinated Convertible Notes due 2008 and such shares of Tekelec common stock as may be issued upon conversion of the notes.

     The prospectus is hereby amended and supplemented to include in the “Selling Securityholders” table the information in the table set forth below regarding an additional selling securityholder. The table below is based upon information provided to us by or on behalf of such selling securityholder and indicates as of the date of this prospectus supplement:

•	the maximum aggregate principal amount of the notes that the selling securityholder may offer under the prospectus;

•	the number of shares of Tekelec common stock beneficially owned by the selling securityholder that may be offered by the selling securityholder under the prospectus; and

•	the number of shares of common stock that the selling securityholder will beneficially own upon completion of the offering under the prospectus.

	Principal		Number of		Number of
	Amount of		Shares of	Number of	Shares of
	Notes		Common Stock	Shares of	Common Stock
	Beneficially	Percentage	Beneficially	Common Stock	Beneficially
	Owned That	of Notes	Owned Prior to	That May	Owned After
Name	May Be Sold	Outstanding	the Offering(1)	Be Sold(2)	the Offering
Goldman Sachs & Co.	$3,113,000	2.5%	0	158,422	0

(1)	Does not include shares of common stock issuable upon conversion of the notes.

(2)	Represents shares of common stock issuable upon conversion of the notes and assumes conversion at the initial rate of 50.8906 shares of common stock per $1,000 principal amount of notes. This conversion rate and the number of shares issuable upon conversion are subject to adjustment under certain circumstances.

The date of this prospectus supplement is August 25, 2004.